Exhibit 99.1

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended March 1, 2003	Thirteen Weeks Ended March 2, 2002	% Change	Fifty-two Weeks Ended March 1, 2003	Fifty-two Weeks Ended March 2, 2002	% Change
Net sales	$187,682	$188,183	0%	$771,839	$802,315	-4%
Cost of goods sold	144,623	142,970	1%	585,772	614,587	-5%

Gross profit	43,059	45,213	-5%	186,067	187,728	-1%
Selling, general and administrative expenses	35,034	34,913	0%	144,373	143,601	1%

Operating income	8,025	10,300	-22%	41,694	44,127	-6%
Interest expense, net	806	1,178	-32%	3,539	5,272	-33%
Other income (expense), net	(34)	(25)	-36%	958	57	1581%
Equity in (loss)/income of affiliated companies	(1,570)	(2,786)	44%	(2,530)	(1,026)	-147%

Earnings from continuing operations before income taxes and other items below	5,615	6,311	-11%	36,583	37,886	-3%
Income taxes	642	1,956	-67%	10,243	11,744	-13%

Earnings from continuing operations	4,973	4,355	14%	26,340	26,142	1%
Earnings from discontinued operations	3,575	—	N/M	3,575	—	N/M

Net earnings	$8,548	$4,355	96%	$29,915	$26,142	14%

Earnings per share – basic:
Earnings from continuing operations	$0.18	$0.16	19%	$0.96	$0.94	2%
Earnings from discontinued operations	$0.13	$—	N/M	$0.13	$—	N/M
Net earnings	$0.31	$0.16	100%	$1.09	$0.94	16%

Average common shares outstanding	27,028,124	28,032,353	-4%	27,520,951	27,910,016	-1%

Earnings per share – diluted:
Earnings from continuing operations	$0.18	$0.15	20%	$0.93	$0.91	2%
Earnings from discontinued operations	$0.13	$—	N/M	$0.13	$—	N/M
Net earnings	$0.31	$0.15	107%	$1.06	$0.91	16%

Average common and common equivalent shares outstanding	27,659,674	29,101,514	-5%	28,347,137	28,817,308	-2%

Cash dividends per common share	$0.0575	$0.0550	5%	$0.2250	$0.2150	5%

Business Segments Information

(Unaudited)

	Thirteen Weeks Ended March 1, 2003	Thirteen Weeks Ended March 2, 2002	% Change	Fifty-two Weeks Ended March 1, 2003	Fifty-two Weeks Ended March 2, 2002	% Change
Sales
Architectural	$113,179	$118,461	-4%	$458,811	$479,364	-4%
Auto Glass	52,875	53,463	-1%	233,380	255,133	-9%
Large-Scale Optical	21,651	16,264	33%	79,705	67,829	18%
Eliminations	(23)	(5)	-360%	(57)	(11)	-418%

Total	$187,682	$188,183	0%	$771,839	$802,315	-4%

Operating income (loss)
Architectural	$6,453	$9,320	-31%	$32,134	$34,396	-7%
Auto Glass	(501)	3,091	N/M	7,926	16,088	-51%
Large-Scale Optical	2,370	(1,389)	N/M	3,694	(4,350)	N/M
Corporate and other	(297)	(722)	59%	(2,060)	(2,007)	-3%

Total	$8,025	$10,300	-22%	$41,694	$44,127	-6%

Consolidated Condensed Balance Sheets

(Unaudited)

	March 1, 2003	March 2, 2002
Assets
Current assets	$171,463	$175,084
Net property, plant and equipment	114,527	128,515
Other assets	96,851	105,517

Total assets	$382,841	$409,116

Liabilities and shareholders’ equity
Current liabilities	$120,428	$127,239
Long-term debt	47,258	69,098
Other liabilities	36,945	41,845
Shareholders’ equity	178,210	170,934

Total liabilities and shareholders’ equity	$382,841	$409,116